Exhibit 99.1

Cytori to Raise $17 Million in Private Placement with Olympus and Institutional Investors

San Diego, CA, August 8, 2008 -- Cytori Therapeutics (NASDAQ: CYTX) is to raise approximately $17 million from a private placement financing led by Olympus Corporation (TSE: 7733) with participation from select institutional investors. Net proceeds are expected to be approximately $16.4 million after offering-related fees and expenses.

Cytori entered into agreements to issue a total of 2.83 million shares of common stock with 50% warrant coverage at $6.00 per unit. The warrants will be exercisable for up to a total of 1.42 million shares of common stock at an exercise price of $8.50 per share. The warrants will have a five year term and will be exercisable no sooner than six months following the closing of this transaction. Olympus, as the lead investor, will purchase one million shares and warrants exercisable for up to an additional 500,000 shares. Olympus entered into a separate purchase agreement with Cytori and is expected to fund its purchase of the securities on or about August 8, 2008. The closing with respect to the other investors is expected to take place on or about August 11, 2008, subject to the satisfaction of customary closing conditions.

Cytori intends to use the proceeds to expand commercialization activities for its Celution® 800/CRS System in Europe and Asia Pacific and global marketing efforts for the Company’s Celution System-based StemSource® Cell Bank business. In addition, the proceeds will be used for funding the Company’s product development, clinical trials, working capital, and general corporate purposes.

Piper Jaffray & Co. served as the exclusive placement agent for all securities offered as part of the financing other than those offered to Olympus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The securities were offered and will be sold only to a limited number of accredited investors. Cytori has agreed to file a registration statement with the Securities and Exchange Commission to cover the resale by the investors of the shares of common stock issued in the private placement and issuable upon exercise of the warrants issued in the private placement.

About Cytori

Cytori’s (NASDAQ: CYTX) goal is to be the global leader in regenerative medicine. The company is dedicated to providing patients with new options for reconstructive surgery, developing treatments for cardiovascular disease, and banking patients' adult stem and regenerative cells. The Celution® 800 System is being introduced in Europe and Asia Pacific into the reconstructive surgery market while the Celution® 900 System is being commercialized globally for cryopreserving a patient's own stem and regenerative cells. Clinical trials are ongoing in cardiovascular disease and planned for spinal disc degeneration, gastrointestinal disorders, and other unmet medical needs. www.cytoritx.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, statements regarding the private placement, the expected closing of the private placement, the number of additional shares that could be sold in connection with exercise of warrants issued in the private placement, a need for further financing, our plans for expanding commercialization of our Celution® 800/CRS System and for global marketing efforts for our Celution System-based StemSource® Cell Bank business, and other risks and uncertainties described under the heading "Risk Factors" in Cytori’s Securities and Exchange Commission filings. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.